ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

EXHIBIT 10(b) - Continuing Commercial Credit Agreement by and between Carolina First Bank as Lender and the Registrant, One Price
Clothing of Puerto Rico, Inc. and One Price Clothing - U.S. Virgin Islands, Inc. as Borrowers dated May 16, 1997.



                                      CONTINUING COMMERCIAL CREDIT AGREEMENT

                                                  by and between


                                                CAROLINA FIRST BANK
                                                      as Bank


                                                        and


                                          ONE PRICE CLOTHING STORES, INC.
                                                        and
                                      ONE PRICE CLOTHING OF PUERTO RICO, INC.
                                                        and
                                  ONE PRICE CLOTHING - U.S. VIRGIN ISLANDS, INC.
                                                   as Borrowers




                                               Dated: May 16, 1997

                                                  TABLE OF CONTENTS

SECTION 1.  DEFINITIONS.........................................................................................  1
         1.1      "Application".................................................................................  2
         1.2      "Default Rate"................................................................................  2
         1.3      "Event of Default"............................................................................  2
         1.4      "Letter of Credit Accommodations".............................................................  2
         1.5      "Material Adverse Effect".....................................................................  2
         1.6      "Maximum Credit"..............................................................................  2
         1.7      "Obligations".................................................................................  2
         1.8      "Obligor".....................................................................................  2
         1.9      "Payment Account".............................................................................  2
         1.10     "Primary Lender"..............................................................................  2
         1.11     "Prime Rate"..................................................................................  2
         1.12     "Property"....................................................................................  3
         1.13     "Records".....................................................................................  3
         1.14     "Term"........................................................................................  3
         1.15     "Transportation Documents"....................................................................  3

SECTION 2. LETTER OF CREDIT ACCOMMODATIONS......................................................................  3
         2.1      General Terms and Conditions..................................................................  3
         2.2      Bank's Good Faith Interpretation..............................................................  4
         2.3      Noncompliance; Acceptance and Rejection; Extensions and
                  Amendments....................................................................................  5
         2.4      Borrowers' Assumption of Risk; Indemnification and Hold Harmless..............................  5

SECTION 3. FEES AND CHARGES.....................................................................................  5
         3.1      Closing Fee...................................................................................  5
         3.2      Transaction Fees..............................................................................  5
         3.3      Attorney's Fees...............................................................................  5
         3.4      Maximum Interest..............................................................................  6

SECTION 4.  CONDITIONS PRECEDENT................................................................................  6
         4.1      Requisite Corporate Action....................................................................  6
         4.2      No Material Adverse Change....................................................................  6
         4.3      Consents, Waivers, Acknowledgements...........................................................  6
         4.4      Accurate Representations and Warranties.......................................................  7
         4.5      No Event of Default...........................................................................  7

SECTION 5.  BANK'S RIGHTS TO THE PROPERTY AND THE
                  TRANSPORTATION DOCUMENTS......................................................................  7
         5.1      Bank's Ownership Rights.......................................................................  7
         5.2      No Waiver by Bank.............................................................................  7






SECTION 6.  COLLECTION AND ADMINISTRATION.......................................................................  7
         6.1      Borrowers' Letter of Credit Accounts..........................................................  7
         6.2      Statements....................................................................................  7
         6.3      Payments......................................................................................  8
         6.4      Authorization to Issue Letter of Credit.......................................................  8
         6.5      Appointment of One Price as Agent for One Price PR and One Price VI...........................  8

SECTION 7. REPRESENTATIONS AND WARRANTIES.......................................................................  9
         7.1      Corporate Existence, Power and Authority; Subsidiaries........................................  9
         7.2      Financial Statements; No Material Adverse Change..............................................  9
         7.3      Chief Executive Office........................................................................  9
         7.4      Tax Returns...................................................................................  9
         7.5      Litigation.................................................................................... 10
         7.6      Compliance with Other Agreements and Applicable Laws.......................................... 10
         7.7      Accuracy and Completeness of Information...................................................... 11
         7.8      Interrelated Business......................................................................... 11
         7.9      Survival of Warranties; Cumulative............................................................ 11

SECTION 8. AFFIRMATIVE AND NEGATIVE COVENANTS................................................................... 12
         8.1      Maintenance of Existence...................................................................... 12
         8.2      Compliance with Laws, Regulations, Etc........................................................ 12
         8.3      Insurance..................................................................................... 12
         8.4      Financial Statements and Other Information.................................................... 13
         8.5      Encumbrances.................................................................................. 14
         8.6      Adjusted Net Worth............................................................................ 14
         8.7      Working Capital............................................................................... 14
         8.8      Costs and Expenses............................................................................ 14
         8.9      Further Assurances............................................................................ 14

SECTION 9. EVENTS OF DEFAULT AND REMEDIES....................................................................... 15
         9.1      Events of Default............................................................................. 15
         9.2      Remedies...................................................................................... 16

SECTION 10. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; ..........................................GOVERNING LAW;
          17
         10.1     Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver......................... 17
         10.2     Waiver of Notices............................................................................. 18
         10.3     Amendments and Waivers........................................................................ 19
         10.4     Waiver of Counterclaims....................................................................... 19
         10.5     Indemnification............................................................................... 19

SECTION 11.  TERM OF AGREEMENT: MISCELLANEOUS................................................................... 19
         11.1     Term.......................................................................................... 19
         11.2     Uniform Customs and Practice.................................................................. 20
         11.3     Notices....................................................................................... 20
         11.4     Partial Invalidity............................................................................ 20
         11.5     Successors.................................................................................... 20
         11.6     Confidentiality............................................................................... 21
         11.7     Entire Agreement.............................................................................. 21



                                       CONTINUING COMMERCIAL CREDIT AGREEMENT

         This Continuing Commercial Credit Agreement (the "Agreement") dated May 16, 1997 is entered into by and among One Price Clothing Stores, Inc., a Delaware corporation ("One Price"), One Price Clothing of Puerto Rico, Inc., a Puerto Rico corporation ("One Price PR"), and One Price Clothing - U.S. Virgin Islands, Inc., a United States Virgin Islands corporation ("One Price VI" and together with One Price and One Price PR, individually referred to as a "Borrower" and collectively as "Borrowers") and Carolina First Bank, a South Carolina corporation ("Bank").

                                                W I T N E S S E T H:

         WHEREAS, Borrowers have requested that Bank establish a facility for the issuance from time to time, at Bank's option, of one or more International Documentary Letters of Credit (each being hereafter referred to individually as a "Letter of Credit" and collectively as "Letters of Credit"); and

         WHEREAS, Bank is willing to provide Letter of Credit Accommodations on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

         All capitalized terms, unless otherwise defined herein, shall have the meanings given in the Loan and Security Agreement between One Price, One Price PR and Congress Financial Corporation (Southern), dated March 25, 1996, and amended in May, 1997 (the "Congress Agreement"). The Congress Agreement as in existence as of the date of this Agreement is attached as Exhibit A. All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrowers shall, unless the context otherwise expressly provides, mean any Borrower and all Borrowers, individually and collectively, jointly and severally. All references to Borrowers and Bank pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 10.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
         1.1 "Application" shall mean the request made by any Borrower to Bank for Letter of Credit Accommodations on a form identical to Exhibit B.

         1.2 "Default Rate" shall mean the rate of interest for which Borrowers are obligated to pay to Bank after an Event of Default on unpaid amounts due to Bank pursuant to Section 2.1(e), and shall be the lesser of (a) Bank's Prime Rate plus two and one-half (2-1/2%) percent per annum, or (b) the Maximum Interest Rate.

         1.3 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 9.1 hereof.

         1.4 "Letter of Credit Accommodations" shall mean the Letters of Credit, merchandise purchase or other guaranties which are from time to time issued or opened by Bank for the account of any Borrower.

         1.5 "Material Adverse Effect" shall mean any material adverse effect upon the business, assets or financial condition of Borrowers, or any material adverse effect upon the Property or Bank's rights or interests in or with respect to the Property.

         1.6      "Maximum Credit" shall mean $3,000,000.

         1.7 "Obligations" shall mean any and all Letters of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all Borrowers to Bank and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Bank.

         1.8 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than a Borrower.

         1.9      "Payment Account" shall have the meaning set forth in Section
6.3 hereof.

         1.10 "Primary Lender" shall mean Congress Financial Corporation (Southern).

         1.11 "Prime Rate" shall mean the rate from time to time publicly announced by Bank, or its successors, at its office in Columbia, South Carolina, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.12 "Property" shall mean all goods and merchandise shipped by any vendor at the request of any Borrower for which Bank has issued Letter of Credit Accommodations and for which Borrowers have not complied with this Agreement in general, and Section 2.1(e) in particular.

         1.13 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Property, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

         1.14 "Term" shall mean the period of time set forth in Section 11.1 during which this Agreement shall continue in full force and effect.

         1.15 "Transportation Documents" shall mean all documents relating to the Property shipped under or pursuant to or in connection with the Letter of Credit Accommodations under this Agreement, including but not limited to (a) import, export or other licenses for import, export or shipping of any and all of the Property; (b) bills of lading of other documents issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of the Property for transportation, and (c) insurance policies and insurance certificates relating to the Property.

SECTION 2. LETTER OF CREDIT ACCOMMODATIONS

         2.1 General Terms and Conditions. Subject to, and upon the terms and conditions contained herein, at the request of a Borrower, Bank agrees to issue one or more Letters of Credit for the account of such Borrower containing terms and conditions acceptable to Bank.

                  (a) The purpose for the Letter of Credit Accommodations shall be for Borrower's purchase of goods and merchandise that, upon satisfaction of Borrowers' requirements under Section 2.1(e), would qualify as "Eligible Inventory" under the Congress Agreement.

                  (b) The aggregate amount of all outstanding Letters of Credit issued by Bank shall not at any time exceed the Maximum Credit.

                  (c) Except in Bank's sole discretion, no single Letter of Credit shall be available to Borrower in an amount in excess of $200,000.

                  (d) The term of each individual Letter of Credit issued shall not exceed 120 days, and the expiration date of a Letter of Credit shall not extend beyond June 30, 1998.

                  (e) Borrowers shall establish and maintain a depository account with Bank with a minimum balance of $10,000 at all times. At least one day prior to Bank's release of the Transportation Documents, Borrowers shall transfer into this account, on demand, or have sufficient funds available in the account in fully collected United States currency, to cover the amount specified under each Letter of Credit.

                  (f) All Letters of Credit issued by Bank shall be payable at sight and shall provide for the Transportation Documents to be consigned to the order of Bank.

                  (g)      All   negotiations  as  to  amendments,   extensions,
or discrepancies of Transportation Documents shall be at the sole discretion of Bank.

                  (h) No new Letter of Credit Accommodations shall be available to a Borrower at any time an Event of Default exists or has occurred and is continuing.

                  (i) Except for contrary instructions given by Borrowers to Bank prior to the issuance of a Letter of Credit: (i) Bank may receive and accept as Transportation Documents relating to Property any document issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of Property for transportation, regardless of the specific provisions of the documents, the date of each document shall be deemed the date of shipment of the Property mentioned therein, and any Transportation Document issued by or on behalf of an ocean carrier may be accepted by Bank whether or not the entire transportation is by water; (ii) part shipment and/or shipments in excess of the quantity called for in the Letter of Credit may be made, and Bank may honor the relative drafts, the liability of Borrowers to reimburse Bank for payments made or obligations incurred on such drafts being limited to the amount of the Letter of Credit; (iii) if the Letter of Credit specifies shipments in installments within stated periods, and the shipper fails to ship in any designated period, the Letter of Credit shall not be available for that or any subsequent installments; (iv) Bank may receive and accept as documents of Insurance either insurance policies or insurance certificates which need not be for an amount of insurance greater than the amount paid by Bank or relative to a Letter of Credit; and (v) Bank may receive or pay as complying with the terms of the Letter of Credit any drafts or other documents otherwise in order, which may be signed by, or issued to, the trustee in bankruptcy of, or the receiver of any of the Property of, the party in whose name the Letter of Credit provides that any drafts or other document should be drawn or issued.

                  (j) Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Bank in any manner.

         2.2 Bank's Good Faith Interpretation2.2Bank's Good Faith Interpretation. Borrowers shall be bound by any interpretation made in good faith by Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers.

         2.3 Noncompliance; Acceptance and Rejection; Extensions and AmendmentsNoncompliance; Acceptance and Rejection; Extensions and Amendments. Bank shall have the sole and exclusive right and authority to, and Borrowers shall not: (a) at any time an Event of Default exists or has occurred and is continuing, (i) approve or resolve any questions of noncompliance of the Transportation Documents, (ii) give any instructions as to acceptance or rejection of any Transportation Documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, or (iv) transfer to and/or register in the name of Bank or its nominee all or part of the Property and to do so with or without notice to Borrowers, and (b) at all times, (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or Transportation Documents, and (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Applications, Letters of Credit or Transportation Documents thereunder. Bank may take such actions either in its own name or in the name of a Borrower.

         2.4 Borrowers' Assumption of Risk; Indemnification and Hold HarmlessBorrowers' Assumption of Risk; Indemnification and Hold Harmless. Borrowers assume all risks with respect to the acts or omissions of the beneficiary of any Letter of Credit, and for such purposes the beneficiary shall be deemed the agent of Borrowers. Borrowers assume all risks for, and agree to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any Transportation Documents thereunder. Borrowers shall indemnify and hold Bank harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Bank may suffer or incur in connection with any Letter of Credit and any Transportation Documents relating thereto. Borrowers hereby release and hold Bank harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit. The provisions of this
Section 2.4 shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

SECTION 3. FEES AND CHARGESSECTION.

         3.1 Closing Fee. Borrowers shall pay to Bank as a closing fee the amount of $30,000 which shall be fully earned as of and payable on the date hereof.

         3.2 Transaction Fees. Borrowers shall pay to Bank for each Letter of Credit issued the transaction fees as shown on Exhibit C

         3.3 Attorney's Fees. Borrowers shall pay to Bank immediately upon demand the full amount of all reasonable costs and expenses, including attorneys fees, incurred by Bank (a) in connection with negotiation and preparation of this Agreement, and (b) for which Borrowers are obligated to reimburse Bank in accordance with the terms of Section 2.1(e).

         3.4 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Bank pursuant to the terms of this Agreement and that are deemed interest under applicable law exceed the Maximum Interest Rate. No agreements, conditions, provisions or stipulations contained in this Agreement, or any Event of Default, or the exercise by Bank of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in this Agreement, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Bank to contract for, charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by applicable law in excess of the Maximum Interest Rate. In no event shall Borrowers be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay interest or such amounts which are deemed to constitute interest in amounts which exceed the Maximum Interest Rate shall be (i) without binding force or effect, at law or in equity, to the extent of the excess of interest or such amounts which are deemed to constitute interest over such Maximum Interest Rate, and (ii) deemed amended to conform to the provisions of this Section 3.4.

SECTION 4. CONDITIONS PRECEDENTSECTION. Each of the following is a condition precedent to Bank issuing any Letter of Credit hereunder:

          4.1 Requisite Corporate Action. All requisite corporate action and proceedings in connection with this Agreement shall be satisfactory in form and substance to Bank, and Bank shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Bank may have requested in connection therewith, such documents where requested by Bank or its counsel to be certified by appropriate corporate officers or governmental authorities.

          4.2 No Material Adverse Change. No material adverse change shall have occurred in the consolidated assets, business or prospects of Borrowers since the date of Borrowers' consolidated financial statement for the fiscal year ended February 1, 1997. No material change or event shall have occurred which would impair the ability of any Borrower or any Obligor to perform its obligations hereunder or of Bank to enforce the Obligations or realize upon the Property.

          4.3 Consents, Waivers, Acknowledgements. Bank shall have received, in
form  and  substance   satisfactory   to  Bank,   all  consents,   waivers,
acknowledgments and other agreements from Primary Lender and other third persons which Bank may deem necessary or desirable in order to permit, protect and perfect its rights in or liens upon the Transportation Documents and the Property or to effectuate the provisions or purposes of this Agreement, including, without limitation, written consent from Primary Lender for Borrowers to enter into this Agreement and to exercise any privileges  hereunder  with  respect to the  issuance of Letters of Credit,
acknowledgements   by  lessors,   mortgagees  and  warehousemen  of  Bank's
ownership rights or security interests in the Transportation Documents and the Property, waivers by such persons of any security interests, liens or other claims by such persons to the Transportation Documents and the Property and agreements permitting Bank access to, and the right to exercise its rights and remedies and otherwise deal with the Transportation Documents and the Property.

         4.4 Accurate Representations and Warranties. All representations and warranties contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of providing each such Letter of Credit Accommodation and after giving effect thereto.

         4.5 No Event of Default. No Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of providing each such Letter of Credit Accommodation and after giving effect thereto.

5. BANK'S RIGHTS TO THE PROPERTY AND THE TRANSPORTATIONDOCUMENTS. Borrowers recognize and admit that Bank has the following rights until the Borrowers have satisfied the requirements of Section 2.1(e).

       5.1 Bank's Ownership Rights. Borrowers have conveyed and assigned to Bank all rights they may have in the Property and the Transportation Documents, and Bank shall have the unqualified right to the possession and disposal of any and all Property and Transportation Documents.

      5.2 No Waiver by Bank. Nothing Bank does or attempts to do, including the sale or disposal of the Property or the transfer and assignment of the Transportation Documents, in connection with protecting its rights in the Property and the Transportation Documents shall operate as a waiver or an estoppel to its right to be paid for Borrowers' Obligations pursuant to Section 2.

SECTION 6.  COLLECTION AND ADMINISTRATION.

         6.1 Borrowers' Letter of Credit Accounts. Bank shall maintain one or more Letter of Credit account(s) on its books in which shall be recorded
(a) all Letters of Credit and the Property, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits related to Borrowers' Obligations as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the Letter of Credit account(s) shall be made in accordance with Bank's customary practices as in effect from time to time.

         6.2 Statements. Bank shall render to One Price (for itself and on behalf of One Price PR and One Price VI) (i) a monthly outstanding Letter of Credit statement setting forth the Maximum Credit, all draws made during the Term, current outstanding Letters of Credit, and the expiration dates of all Letters of Credit; and (ii) a statement of fees as each Letter of Credit is issued setting forth the amount of fees, costs and expenses due to Bank from Borrowers. Each such statement shall be subject to subsequent adjustment by Bank but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Bank receives a written notice from any Borrower of any specific exceptions of such Borrower thereto within thirty (30) days after the date such statement has been mailed by Bank. Until such time as Bank shall have rendered to One Price a written statement as provided above, the balance(s) in Borrowers' Letter of Credit account(s) shall be presumptive evidence of the amounts due and owing to Bank by Borrowers.

         6.3 Payments. All statements for fees, costs and expenses shall be paid to Bank at the time payment is effected on Letter of Credit draws. Borrowers shall make all payments to Bank on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Property applied to the payment of, any of the Obligations, Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Bank. Borrowers shall be liable to pay to Bank, and each Borrower does hereby indemnify and hold Bank harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.3 shall remain effective notwithstanding any contrary action which may be taken by Bank in reliance upon such payment or proceeds. This Section 6.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

         6.4 Authorization to Issue Letter of Credit. Bank is authorized to issue Letters of Credit based upon a facsimile of the front page of an Application, the form of which is attached hereto as Exhibit B, received from anyone purporting to be an officer of a Borrower (including One Price for itself and/or on behalf of One Price PR and/or One Price VI) or other authorized person. The facsimile of the Application shall be sent by Borrowers to the address and facsimile number shown below. All Applications for Letters of Credit hereunder shall specify the date on which the requested issuance is to occur (which day shall be a Business Day) and the amount of the requested Letter of Credit. Applications received after 12:00 noon Eastern Time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when issued in accordance with the instructions of a Borrower (including One Price for itself and/or on behalf of One Price PR and/or on behalf of One Price VI) or in accordance with the terms and conditions of this Agreement.

         6.5  Appointment  of One  Price as Agent for One Price PR and One Price
VI. One Price PR and One Price VI hereby irrevocably appoint One Price, and each officer thereof, as their agent and attorney-in-fact to request Letters of Credit on their behalf, to receive notices and statements of account from Bank, to take such other actions in their behalf as is provided hereunder and generally to deal with Bank in their behalf, for all matters pertaining to the credit arrangements under this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES

         Borrowers hereby, jointly and severally, represent and warrant to Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of providing Letters of Credit by Bank on behalf of Borrowers:

         7.1 Corporate  Existence,  Power and  Authority;  Subsidiaries.
Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Bank in or to any of the Transportation Documents or Property. The execution, delivery and performance of this Agreement and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of any Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its or their property or properties are bound. This Agreement constitutes a legal, valid and binding obligation of Borrowers enforceable in accordance with its respective terms. Borrowers do not have any subsidiaries except as set forth on Exhibit D attached hereto.

         7.2  Financial   Statements;   No  Material   Adverse   Change.
All financial  statements  relating to
Borrowers which have been or may hereafter be delivered by Borrowers to Bank have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers to Bank prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of the Borrowers on a consolidated basis, since the date of the most recent audited financial statements furnished by Borrowers to Bank prior to the date of this Agreement.

         7.3 Chief Executive Office. The chief executive office of each Borrower is located at the address set forth below.

         7.4 Tax Returns. Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it, except where the failure to do so does not, and could not reasonably be expected to, result in any Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower has collected and remitted when due to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof.

         7.5 Litigation. Except as previously disclosed to Bank in writing, there is no present investigation by any governmental agency pending, or to the best of any Borrower's knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against any Borrower would result in any material adverse change in the assets, business or prospects of Borrowers on a consolidated basis, or would impair the ability of any Borrower to perform its obligations hereunder or of Bank to enforce any obligations or realize upon any Transportation Documents or Property.

         7.6      Compliance with Other  Agreements and Applicable  Laws

                  (a) No Borrower is in default in any respect under, or in violation in any respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except for any such default or violation which does not, and could not reasonably be expected to, result in a Material Adverse Effect. Each Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all federal, state and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all federal, state and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

                  (b) Each Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental agency required for the lawful conduct of its business and is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency (including, but not limited to, the Department of State, the Department of Commerce, the Bureau of Alcohol, Tobacco and Firearms, and the Environmental Protection Agency) relating to its business (including, without limitation, those set forth in or promulgated pursuant to ERISA, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, the Code, and the Environmental Laws). Each Borrower has all of the permits, licenses, approvals, consents, certificates, orders or authorizations (the "Permits") issued by the appropriate federal, state or local governmental agency necessary for each Borrower to own and operate its business as presently conducted or proposed to be conducted, except where the failure to have such Permits does not, and could not reasonably be expected to, result in a Material Adverse Effect or any adverse effect on the legality, validity or enforceability of this Agreement or the ability of any Borrower to perform its obligations under the Agreement or the rights and remedies of Bank under this Agreement. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

         7.7 Accuracy and Completeness of InformationAccuracy and Completeness of Information. All information furnished by or on behalf of any Borrower in writing to Bank in connection with this Agreement or any transaction contemplated hereby or thereby, including, without limitation, all information in Borrowers' consolidated financial statement for the fiscal year ended February 1, 1997, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of any Borrower, which has not been fully and accurately disclosed to Bank in writing.

         7.8 Interrelated BusinessInterrelated Business. One Price is the direct and beneficial owner and holder of all of the issued and outstanding shares of Capital Stock of One Price PR and of One Price VI. Borrowers share an identity of interests such that any benefit received by any Borrower benefits the others. Each Borrower (a) renders services to or for the benefit of other Borrowers, (b) makes loans and advances and provides other financial accommodations to or for the benefit of other Borrowers (including, inter alia, the payment and or guaranties by one Borrower of indebtedness of another Borrower), and (c) provides administrative, marketing, payroll and management services to or for the benefit of other Borrowers. Borrowers have centralized purchasing, collection, distribution, accounting, legal and other services.

         7.9 Survival of Warranties; CumulativeSurvival of Warranties; Cumulative. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Bank on the date of issuance of each Letter of Credit hereunder and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Bank.

SECTION 8. AFFIRMATIVE AND NEGATIVE COVENANTS

         8.1 Maintenance of Existence. Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Borrower shall give Bank thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower shall deliver to Bank a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower as soon as it is available.

         8.2  Compliance  with  Laws,  Regulations,   Etc.
Each Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all material requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended.

         8.3  Insurance.  Each Borrower shall,  at all times,  maintain with financially sound and reputable insurers insurance with respect to the Property against loss or damage. The policies of insurance shall be satisfactory to Bank as to form, amount and insurer. Each Borrower shall furnish certificates, policies, or endorsements to Bank as Bank shall require as proof of such insurance, and, if any Borrower fails to do so, Bank is authorized, but not required, to obtain such insurance at the expense of Borrowers. Each Borrower shall cause Bank to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower shall obtain non-contributory lender's loss payable endorsements for such policies in favor of Bank and Bank's interests with regard to Property in form and substance satisfactory to Bank. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Bank as its interests may appear with regard to Property and further specify that Bank shall be paid regardless of any act or omission by any Borrower or any of its affiliates. At its option, Bank may apply any insurance proceeds received by Bank at any time to payment of the Obligations, whether or not then due, in any order and in such manner as Bank may determine or hold such proceeds as cash collateral for the Obligations.

         8.4      Financial Statements and Other Information.

                  (a) Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Property and the business of such Borrower and its subsidiaries (if any) in accordance with GAAP and such Borrower shall furnish or cause to be furnished to Bank: (i) within thirty (30) days after the end of each fiscal month, except within forty-five (45) days after the end of each fiscal month that coincides with the end of a fiscal quarter, monthly unaudited consolidated financial statements, and, if a Borrower has any subsidiaries or any other subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss statements of cash flow and statements of shareholders, equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and each of their subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Bank, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their subsidiaries as of the end of and for the fiscal year then ended.

                  (b) Borrowers shall promptly notify Bank in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Property, (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                  (c) Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Bank copies of all reports which Borrowers send to their stockholders generally and copies of all reports and registration statements which Borrowers file with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                  (d) Borrowers shall furnish or cause to be furnished to Bank such budgets, forecasts, projections and other information respecting the Property and the business of Borrowers, as Bank may, from time to time, reasonably request. Bank is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrowers hereby irrevocably authorizes and directs all accountants or auditors to deliver to Bank, at Borrowers' expense, copies of the financial statements of Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and to disclose to Bank such information as they may have regarding the business of Borrowers. Any documents, schedules, invoices or other papers delivered to Bank may be destroyed or otherwise disposed of by Bank one year after the same are delivered to Bank, except as otherwise designated by Borrowers to Bank in writing.

         8.5 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Property.

         8.6 Adjusted  Net  Worth.   Borrowers  shall,
at  all  times,  maintain Adjusted Net Worth of not less than $34,000,000.

         8.7 Working Capital. Borrowers shall, at all times, maintain Working Capital of not less than $5,000,000.

         8.8 Costs  and Expenses.  Borrowers shall pay to Bank
on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Bank's rights in the Property, this Agreement, and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes, if applicable); (b) charges, fees or expenses charged by Bank in connection with the Letters of Credit; (c) costs and expenses of preserving and protecting the Property; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the rights of Bank in the Property, selling or otherwise realizing upon the Property, and otherwise enforcing the provisions of this Agreement or defending any claims made or threatened against Bank arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (e) the reasonable fees and disbursements of counsel (including legal assistants) to Bank in connection with any of the foregoing.

         8.9 Further Assurances. At the request of Bank at any time and from time to time, Borrowers shall, at Borrowers' expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the rights of Bank in the Property and to otherwise effectuate the provisions or purposes of this Agreement. Bank may at any time and from time to time request a certificate from an officer of each Borrower representing that all conditions precedent to issuing a Letter of Credit pursuant hereto are satisfied. In the event of such request by Bank, Bank may, at its option, if such certificate has not been delivered within five (5) days after such request, cease to issue any further Letters of Credit until Bank has received such certificate and, in addition, Bank has determined that such conditions are satisfied. Where permitted by law, each of Borrowers hereby authorizes Bank to execute and file one or more UCC financing statements related to the Property signed only by Bank.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES

         9.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                  (a) (i) any Borrower fails to pay when due any of the Obligations or (ii) any Borrower or any obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such term, covenant, condition or provision which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or any Obligor of any such term, covenant, condition or provision, or
(C) the failure to observe or perform any of the covenants or provisions contained in Sections 8.1, 8.3 or 8.5 of this Agreement; or

                  (b) any representation, warranty or statement of fact made by any Borrower to Bank in this Agreement, or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                  (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Bank;

                  (d) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                  (e) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property;

                  (f) any act, condition or event shall exist or shall have occurred that results in a Material Adverse Effect relating to the Property or Bank's rights or interests in or with respect to the Property; or

               (g)      an Event of Default occurs under the Congress Agreement.

         9.2      Remedies.

                  (a) At any time an Event of Default exists or has occurred and is continuing, Borrowers shall pay to Bank interest at the Default Rate on the aggregate amount of all unpaid amounts due to Bank pursuant to Section 2.1(e).

                  (b) At any time an Event of Default exists or has occurred and is continuing, Bank shall have all rights and remedies provided in this Agreement, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Bank hereunder, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive, and are enforceable, in Bank's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement. Bank may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to the Property.

                  (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Bank may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Bank (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(d) and 9.1(e), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, present the Transportation Documents to any port, shipper or freight line service where any of the Property may be located and take possession of the Property, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all of the Property, (iv) remove any or all of the Property from any premises on or in which the same may be located for the purpose of effecting the sale or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all of the Property (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Bank or elsewhere) at such prices or terms as Bank may deem reasonable, for cash, upon credit or for future delivery, with the Bank having the right to purchase the whole or any part of the Property at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower and/or (vi) terminate this Agreement. If any of the Property is sold or leased by Bank upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Bank. If notice of disposition of the Property is required by law, five (5) days prior notice by Bank to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of the Property is to be made, shall be deemed to be reasonable notice thereof to Borrowers and each Borrower waives any other notice. In the event Bank institutes an action to recover any of the Property or seeks recovery of any of the Property by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

                  (d) Bank may apply the cash proceeds of the Property actually received by Bank from any sale, lease, foreclosure or other disposition of the Property to payment of the Obligations, in whole or in part and in such order as Bank may elect, whether or not then due. Each Borrower shall remain liable to Bank for the payment of any deficiency with interest at the Default Rate and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

                  (e) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Bank may, at its option, without notice, (i) cease issuing Letters of Credit and/or (ii) terminate any provision of this Agreement providing for any future Letters of Credit to be made by Bank on behalf of Borrowers.

SECTION 10. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS;  GOVERNING  LAW;

         10.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of South Carolina (without giving effect to principles of conflicts of law).

                  (b) Each Borrower and Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Greenville County, South Carolina and the United States District Court for the District of South Carolina and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Bank shall have the right to bring any action or proceeding against a Borrower or the Property in the courts of any other jurisdiction which Bank deems necessary or appropriate in order to realize on the Property or to otherwise enforce its rights against such Borrower or the Property).

                  (c) Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Bank's option, by service upon Borrowers in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrowers shall appear in answer to such process, failing which Borrowers shall be deemed in default and judgment may be entered by Bank against Borrowers for the amount of the claim and other relief requested.

                  (d) EACH BORROWER AND BANK HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER AND BANK HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) Bank shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

         10.2 Waiver of Notices. Each Borrower hereby expressly
waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations or the Property, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Property and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower which Bank may elect to give shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstances. Without limiting the generality of the foregoing, each Borrower waives (i) notice prior to Bank's taking possession or control of any of the Property or any bond or security which might be required by any court prior to allowing Bank to exercise any of Bank's remedies, including the transfer into Bank's name the Property or the Transportation Documents, or the issuance of an immediate writ of possession, and (ii) the benefit of any valuation, appraisement and exemption laws.

         10.3  Amendments  and  Waivers.   Neither  this
Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Bank. Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Bank. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

         10.4 Waiver of Counterclaims. Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Property or any matter arising therefrom or relating hereto or thereto.

         10.5 Indemnification. Each Borrower shall indemnify and hold Bank, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Bank in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 11.  TERM OF AGREEMENT: MISCELLANEOUS

         11.1     Term

                  (a) This Agreement shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier of (i) June 30, 1998 or (ii) the termination of the Congress Agreement. At the end of the Term, Borrowers shall have paid to Bank, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Bank in such amounts as Bank determines are reasonably necessary to secure Bank from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent obligations, including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the Obligations and/or as to which Bank has not yet received final and indefeasible payment. Such payments and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Bank, as Bank may, in its discretion, designate in writing to Borrowers for such purpose. Interest at the Default Rate shall accrue on all unpaid Obligations not satisfied as of the end of the Term and shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Bank are received in such bank account later than 12:00 noon, Greenville, South Carolina time.

                  (b) No termination of this Agreement shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement until all Obligations have been fully and finally discharged and paid, and Bank's continuing rights in the Property and the rights and remedies of Bank hereunder, and under applicable law, shall remain in effect until all of the Obligations have been fully and finally discharged and paid.

         11.2 Uniform Customs and Practice.  Except
as otherwise expressly provided in this Agreement or as Borrowers and Bank may otherwise expressly agree with regard to, and prior to the issuance of, a Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993
Revision), International Chamber of Commerce Publication No. 500 shall in all respects be deemed a part of this Agreement as fully as if incorporated herein and shall apply to the Letters of Credit.

         11.3 Notices.  All notices, requests and demands hereunder shall be in writing and (a) made to Bank at its address set forth below and to each Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

         11.4 Partial  Invalidity.  If any  provision of this
Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         11.5 Successors. This Agreement, and any other document referred to herein shall be binding upon and inure to the benefit of and be enforceable by Bank, Borrowers and their respective successors and assigns, except that Borrowers may not assign their rights under this Agreement, and any other document referred to herein without the prior written consent of Bank. Bank may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Letters of Credit or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Bank hereunder, except as otherwise provided by the terms of such assignment or participation.

         11.6     Confidentiality.

                  (a)  Bank   shall   use  all   reasonable   efforts   to  keep
confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by a Borrower to Bank, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Bank is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 11.6, or (v) to counsel for Bank or any participant or assignee (or prospective participant or assignee).

                  (b) In no event shall this Section 11.6 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by a Borrower or any third party without breach of this Section 11.6 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Bank on a non-confidential basis from a person other than a Borrower, (iii) require Bank to return any materials furnished by a Borrower to Bank or (iv) prevent Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Bank under this Section 11.6 shall supersede and replace the obligations of Bank under any confidentiality letter signed prior to the date hereof.

         11.7 Entire Agreement. This Agreement, any supplements
hereto, and any instruments or documents delivered or to be delivered in connection herewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         IN WITNESS WHEREOF, Bank and each of Borrowers have caused these presents to be duly executed as of the day and year first above written.

BANK                                              BORROWERS

CAROLINA FIRST BANK                              ONE PRICE CLOTHING STORES, INC.

By:      Charles D. Chamberlain                  By:      C. Burt Duren

Title:   Executive Vice President                Title:   Treasurer

Address:                                         Chief Executive Office:

International Department                         1875 East Main Street
1225 Lady Street                                 Duncan, South Carolina 29334
Columbia, South Carolina  29201                  Telephone No. (864) 486-6222
Telephone No. (803) 540-2714                     Facsimile No. (864) 486-6107
Facsimile No. (803) 540-2718
                                                 ONE PRICE CLOTHING OF PUERTO
                                                 RICO, INC.

                                                 By: C. Burt Duren
                                                 Title: Treasurer

                                                 Chief Executive Office:
                                                 1875 East Main Street
                                                 Duncan, South Carolina 29334

                                                 ONE PRICE CLOTHING - U.S. VIRGIN
                                                 ISLANDS, INC.

                                                 By: C. Burt Duren
                                                 Title: Treasurer

                                                 Chief Executive Office:

                                                 1875 East Main Street
                                                 Duncan, South Carolina 29334